EXHIBIT 10.1

 THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered effective as of January 15, 2026 (“Effective Date”), between GBT Technologies, a Nevada corporation, (the “Company”), and Patrick Bertagna, an individual (the “Executive”).

RECITALS:

A.	The Company is a Technology Company (the “Business”).

B.	Executive wishes to work for the Company and the Company wishes to employ Executive pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

1.       Employment. The Company hereby agrees to employ Executive as interim Chief Executive Officer of the Company, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. During the “Term” (including any renewals thereof), as defined herein, Executive’s duties and responsibilities shall be duties generally performed by Chief Executive Officers of publicly traded companies with a similar business. Executive shall report to the Board of Directors of the Company. Executive shall devote the time and effort necessary to perform his duties to the Company, provided, however, that Executive shall not be prevented from serving as an officer or director in other companies, or investing his personal assets or personal time in investments or business entities which are not a Competitive Business, as hereinafter defined.

2.       Compensation/Benefits.

a.       Salary. Company shall pay Executive a base salary of Ten Thousand Dollars ($10,000) per month for the initial six (6) month term. Payment will be cash or stock or a combination thereof as determined by the Board of Directors. Stock shall be paid based on $0.00005 (adjusted for splits) cost basis and will be considered earned on the 15th of every month applicable.

b.       Performance Bonus Compensation. The Company shall pay the Executive a bonus, of an additional pre-reverse One Billion (1,000,000,000) common shares of (OTC Pink: GTCH) or the equivalent number of common shares post reverse upon completion of a reverse split and application for an uplist to a senior exchange. Those shares will be issued within ten (10) business days after board approval and 8K announcement of effective reverse and uplist application.

c.       Employee Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available by the Board of Directors to other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability and other benefits.

d.       Vacation. The Executive shall be entitled to One (1) week of paid vacation time during the six month contract in addition to standard legal holidays.

e.       Business Expense Reimbursement. The Executive shall be entitled to receive reimbursement for reasonable, out-of-pocket expenses incurred in accordance with Company policies established by the Board of Directors and Executive shall provide appropriate written documentation evidencing such expenses so as to enable the Company to deduct them for federal income tax purposes.

3.       Term. The Term of employment hereunder will commence as of the Effective Date and end Six (6) months from the Effective Date (“Term”), unless terminated pursuant to Section 4 of this Agreement.

4.       Death, Disability and Termination.

a.       Death. In the event of the death of the Executive during the Term of the Agreement, salary shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive. The Company shall also pay to the Executive’s estate or heirs, as the case may be, any accrued and unpaid Bonus.

b.       Termination by the Company for Cause.

(i)       Nothing herein shall prevent the Company from terminating the Executive’s employment for “Cause” as hereinafter defined. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii)       “Cause” shall mean (a) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (b) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company (monetarily or otherwise); (c) engaging in a criminal enterprise involving moral turpitude; (d) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof, (e) Executive’s failure to substantially perform his material duties hereunder or to substantially comply with any other material provision of this Agreement, (f) a willful act by Executive as a result of which he knowingly receives an improper material personal benefit at the expense of the Company, (g) any other willful misconduct by Executive that is materially injurious to the business or business reputation of Employer, or (h) any other circumstance which constitutes “cause” under applicable law.

(iii)       Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination from the Board of Directors of the Company stating that the Executive committed one of the types of conduct set forth in this Section 4(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a Ten (10) day period to cure such conduct set forth in Section 4(c).

c.       Voluntary Termination. In the event the Executive or Company terminates the Executive’s employment prior to the expiration of the Term or Renewal Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall receive base salary only for the period ending with the date of such termination. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

5.       Covenant Not to Compete. Executive acknowledges and recognizes the highly competitive nature of Company’s business and the goodwill and business strategy of the Company and continued patronage constitute a substantial asset of the Company. The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company’s business because the value of Executive’s services will be enhanced by his association with the Company. Accordingly, Executive agrees to the following:

a.       That during the term of this Agreement (the “Restricted Period”), Executive will not individually or in conjunction with others, directly or indirectly engage in the business of developing, producing, marketing or selling products or rendering services of the kind or type developed or being developed, produced, marketed, sold or rendered by the Company, nor shall he assist anyone else in doing so, other than on behalf of the Company and as agreed by the Company and Executive, whether as an officer, director, proprietor, employer, employee, partner, joint ventures, contractor, investor (other than as a holder of less than one percent (4.9%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or in any other capacity whatsoever.

b.       That during the Restricted Period, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company’s customers or employees at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

c.       The provision of this Section 5 will not be in effect for any corporation or partnership the Company is a direct or indirect shareholder or interest holder, and/or has entered into any kind of joint venture relationship or partnership with the Company.

6.         Non-Disclosure of Confidential Information.

a.       Executive acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas as they exist from time to time, information concerning the Company’s products, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present and future marketing, activities and procedures, method for operating the Company’s Business, credit and financial data concerning the Company’s Clients and customer lists, which customer lists shall not only mean one or more of the names and address of the customers of the Company, but it shall also encompass any and all information whatsoever regarding them, including their needs, and marketing; advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”), are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive’s association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive’s association with the Company shall be considered confidential.

b.       The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) not use, directly or indirectly the Confidential Information except in order to perform the Executive’s duties and responsibilities to the Company; (iv) restrict the disclosure or availability of the Confidential Information to those who have agreed to maintain the confidentiality of the Confidential Information and who have a need to know the information in order to achieve the purposes of this Agreement; (v) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (vi) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; (vii) relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; and (viii) promptly deliver to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

c.       Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying that all materials have been returned within five (5) days of receipt of the request.

7.         Indemnification by the Company. The Company shall, to the maximum extent permitted by law, indemnify, defend and hold Executive harmless for any acts or decisions made in good faith while performing services for the Company. To the same extent, the Company shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Executive by reason of his service as an officer or agent of the Company.

8.         Amendments. This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

9.         Headings. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

10.       Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

11.       Entire Agreement. This Agreement hereto constitutes the entire understanding between the parties. Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receive compensation from such service.

12.       Governing Law. This Agreement is to be construed and enforced according to the laws of the State of California. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

13.       Venue. Venue in any action arising from this Agreement shall be in Los Angeles or Orange County, California.

14.       Attorneys’ Fees. In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs at pretrial, trial, and appellate levels from the non-prevailing party.

15.       Severability. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

16.       Non-Assignability. This Agreement is personal in nature and not assignable by any party hereto.

17.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, its’ successors, transferees and assigns.

18.       Construction. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

19.      Relationship and Covenants of Executive. Executive acknowledges that the relationship between the parties hereto is exclusively that of Company and employee. The Company shall be the sole owner of all the fruits and proceeds of Executive’s services hereunder, including, but not limited to, all ideas, concepts, formats, software designs, suggestions, developments, arrangements, articles, stories, writings, compilations, campaigns, packages, programs, promotions and other intellectual properties which Executive may create in connection with Executive’s activities as an employee of the Company during the Term (“Executive’s Work Product”), free and clear of any and all claims by Executive (or anyone claiming under or through Executive). Executive is rendering his services hereunder as an employee-for-hire by the Company and that all such writings and materials developed by Executive in connection with the Company’s business are work-made-for-hire under the copyright law of the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Los Angeles, California.

THE COMPANY

By:
Name:	Mansour Khatib
Its:	Director

EXECUTIVE

Patrick Bertagna